UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): April 16, 2014

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101, Chattanooga, Tennessee	37421
(Address of principal executive offices)	(zip code)

(423) 510-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

Ninth Amendment to Credit Agreement.

Effective April 16, 2014, the Company and certain of its subsidiaries entered into the Ninth Amendment to Credit Agreement (the “Ninth Amendment”) with respect to the Credit Agreement dated as of September 13, 2011, as previously amended, with Wells Fargo Capital Finance, LLC.

The Ninth Amendment permits the Company to invest up to $500,000 in Desso Masland Hospitality, LLC, a joint venture (described below) with Desso, B.V., and permits the Company to sell inventory to the joint venture so long as the amount of such inventory that has not been paid for in cash at any time does not exceed $3,000,000.

The foregoing description of the Ninth Amendment is not a complete description of all of the parties’ rights and obligations under the Ninth Amendment, the above description is qualified in its entirety by reference to the Ninth Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein to this Item 1.01 by reference.

Item 7.01    Regulation FD Disclosure

Desso Joint Venture.

Effective April 16, 2014, TDG Operations, LLC, a subsidiary of the Company, and Desso (U.S.A.), Inc., a subsidiary of Desso,  BV, a Netherlands based company, completed the formation of the previously announced joint venture.  The purpose of the joint venture is to sell and distribute Hospitality floorcovering products in the United States market, and in such other territories as the parties may determine from time to time. The joint venture is intended to build the Company’s presence in the upscale Hospitality market by combining the parties’ sales forces and product offerings.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is filed with this report:

10.1	Ninth Amendment to Credit Agreement, by and among The Dixie Group, Inc., certain of its subsidiaries and Wells Fargo Capital Finance, LLC, as Agent, and the persons identified as Lenders therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2014	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer